ADDENDUM TO MANAGEMENT AGREEMENT

         This Addendum, dated as of February 16, 1999, supplements the Management Agreement (the "Agreement") dated as of August 1, 1997, by and between American Century Mutual Funds, Inc. ("ACMF") and American Century Investment Management, Inc. ("ACIM").

         IN  CONSIDERATION   of  the  mutual  promises  and  conditions   herein
contained, the parties agree as follows (all capitalized terms used herein and not otherwise defined having the meaning given them in the Agreement):

         1. ACIM shall manage the following series (the "New Series") of shares to be issued by ACMF, and for such management shall receive the Applicable Fee set forth below:

                                                          Average                        Applicable
Name of Series               Name of Class                Net Assets                      Fee Rate
--------------               -------------                ----------                      --------
Tax-Managed Value Fund       Investor Class            first $500 million                 1.10%
                                                       next $500 million                  1.00%
                                                       over $1 billion                    0.90%
                             Institutional Class       first $500 million                 0.90%
                                                       next $500 million                  0.80%
                                                       over $1 billion                    0.70%
                             Advisor Class             first $500 million                 0.85%
                                                       next $500 million                  0.75%
                                                       over $1 billion                    0.65%

         2. ACIM shall  manage the New Series in  accordance  with the terms and
conditions   specified   in  the   Agreement   for   its   existing   management
responsibilities.

         IN WITNESS WHEREOF, the parties have caused this Addendum to the Agreement to be executed by their respective duly authorized officers as of the day and year first above written.

Attest:                                     AMERICAN CENTURY MUTUAL FUNDS, INC.



/s/ Charles A. Etherington                  /s/ David C. Tucker
Charles A. Etherington                      David C. Tucker
Assistant Secretary                         Vice President


Attest:                                     AMERICAN CENTURY INVESTMENT
                                              MANAGEMENT, INC.


/s/ Charles A. Etherington                  /s/ William M. Lyons
Charles A. Etherington                      Willliam M. Lyons
Assistant Secretary                         Executive Vice President